Exhibit 99.1

Adaptimmune Announces Changes to its Executive Leadership Team Based in the UK

Helen Tayton-Martin, Ph.D., M.B.A, Adaptimmune Co-Founder and Chief Business & Strategy Officer, will step down from the Company March 31, 2025

Gavin Wood, Chief Financial Officer, will step down from the Company May 31, 2025

PHILADELPHIA & OXFORD, England, December 19, 2024---Adaptimmune Therapeutics plc (NASDAQ: ADAP), a company working to redefine the treatment of solid tumor cancers with cell therapy, today announced that two of its executive leadership team members based in the UK will leave the Company next year. As previously announced, Adaptimmune is reducing its headcount by 33% and targeting approximately $300 million in aggregate cost savings over the next four years. As part of this restructuring, the Company will focus an increasing proportion of its corporate functions in the US. Further plans for the re-organized team will be communicated in due course.

Adrian Rawcliffe, Adaptimmune's Chief Executive Officer:

“I want to pay tribute to Helen who has been an integral part of Adaptimmune since she co-founded the Company in 2008. She oversaw Adaptimmune’s transition from 5 to 300 colleagues through transatlantic expansion, clinical, academic and commercial collaborations and private and public financing through IPO. Likewise, Gavin has made substantial contributions since joining the Company in 2020. He has led our financial strategy and operations through successful financings and a period of profound change including the approval of our first commercial product, Tecelra, this year.”

Helen Tayton-Martin, Ph.D., M.B.A. co-founded Adaptimmune from the former company, Avidex Limited, where she was responsible for business development of the soluble TCR program in cancer and HIV from 2005 to 2008. She has been an integral part of Adaptimmune, serving in various leadership roles over the years and executing multiple partnerships. Since October 2022, Dr. Tayton-Martin has served as Adaptimmune’s Chief Business & Strategy Officer with responsibility for optimizing the strategic and commercial opportunity for the Company’s assets, leading on business development, competitive intelligence and alliance management. Dr. Tayton‑Martin has more than 30 years of experience working within the pharma, biotech and consulting environment in disciplines across preclinical and clinical development, outsourcing, strategic planning, due diligence, business development and company operations.

Gavin Wood has served as Adaptimmune’s Chief Financial Officer since April 2020 and has led the Company’s financial operations and investor relations. Gavin has developed a first-class finance and procurement team during his tenure at Adaptimmune as well as formulating and executing against the Company’s financial strategy including raising significant capital through

BD, equity and debt. Gavin joined Adaptimmune following a career in life science finance that has included CFO roles with Abcam Plc (LSE: ABC) and Affymetrix Inc (Nasdaq: AFFX).

About Adaptimmune

Adaptimmune is a fully integrated cell therapy company working to redefine how cancer is treated. With its unique engineered T cell receptor (TCR) platform, the Company is developing personalized medicines designed to target and destroy difficult-to-treat solid tumor cancers and to radically improve the patient’s cancer treatment experience.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended 31 December, 2023, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations

Juli P. Miller, Ph.D. - VP, Corporate Affairs and Investor Relations

T : +1 215 825 9310

M : +1 215 460 8920

Juli.Miller@adaptimmune.com

Media Relations

Dana Lynch, Senior Director of Corporate Communications

M: +1 267 990 1217

Dana.Lynch@adaptimmune.com

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